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EXHIBIT 99B.6
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CONSOLIDATED STATEMENTS OF                                 U S WEST, Inc.
CASH FLOWS (UNAUDITED)
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                                                        Nine Months Ended
                                                          September 30,
In millions                                              1994        1993
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
OPERATING ACTIVITIES
Net income                                             $1,017     ($3,070)
Adjustments to net income:
 Discontinuance of SFAS No. 71                             -        3,123
 Restructuring charge                                      -        1,000
 Depreciation and amortization                          1,519       1,465
 Discontinued operations                                   -           82
 Deferred income taxes and amortization
  of investment tax credits                               181        (270)
 Changes in operating assets and liabilities:
  Accounts and notes receivable                          (173)       (153)
  Inventories, supplies and other                         (42)        (79)
  Accounts payable and accrued liabilities                111         186
 Restructuring payments                                  (167)        (77)
 Other - net                                             (112)         80
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 Cash provided by operating activities                  2,334       2,287
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment        (1,948)     (1,714)
 Investment in Time Warner Entertainment                   -       (1,531)
 Proceeds from disposals of property, plant and
  equipment                                                49          29
 Proceeds from the sale of assets                         143           -
 Other - net                                             (311)       (179)
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 Cash (used) for investing activities                  (2,067)     (3,395)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                        403       2,535
 Proceeds from issuance of long-term debt                 251       1,794
 Repayments of long-term debt                            (408)     (1,878)
 Dividends paid on common stock                          (663)       (608)
 Proceeds from issuance of common stock                   329          80
 Proceeds from issuance of preferred stock                 50          -
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Cash provided by financing activities                     (38)      1,923
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Cash provided by continuing operations                    229         815
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Cash provided by (used for) discontinued
 operations                                               (59)       (152)
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CASH AND CASH EQUIVALENTS
 Increase                                                 170         663
 Beginning balance                                        128         159
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 Ending balance                                          $298        $822
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Note: Certain reclassifications within the financial
statements have been made to conform to the current year presentation.